Exhibit 23.1




Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Derma Sciences, Inc. for the registration of 6,375,012 shares of its common stock and to the incorporation by reference therein of the following: (1) our report dated February 18, 1998, with respect to the financial statements of Derma Sciences, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission March 31, 1998, and (2) our report dated October 9, 1998, with respect to the financial statements of Sunshine Products, Inc. included in the Current Report (Form 8-K) of Derma Sciences, Inc. filed November 13, 1998, with the Securities and Exchange Commission and amended January 12, 1999.



                                                 /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 10, 1999